Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

November 17, 2009

To the Board of Directors of
Sierra Concepts, Inc.
Reno, Nevada

To Whom It May Concern:

Consent of Independent Registered Public Accounting Firm

Maddox Ungar Silberstein, PLLC, hereby consents to the use in the Form 10-K, Annual Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934, of our report dated November 17, 2009, relating to the financial statements of Sierra Concepts, Inc., a Nevada corporation, as of and for the periods ending September 30, 2009 and 2008, and for the period from inception to September 30, 2009.

Sincerely,

 /s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC